Exhibit 9(c)

                         FORM ADMINISTRATION AGREEMENT


     AGREEMENT made effective the ________ day of _____________, 1997, by and between PHOENIX DUFF & PHELPS INSTITUTIONAL MUTUAL FUNDS, a Massachusetts business trust with an office in Greenfield, Massachusetts, (the "Trust") and DUFF & PHELPS INVESTMENT MANAGEMENT CO., an Illinois corporation with an office and principal place of business in Chicago, Illinois (the "Administrator").

                                   WITNESSETH:

     WHEREAS, the Trust is an open-end, diversified management company duly registered under the Investment Company Act of 1940, as amended; and

     WHEREAS, the Trust requires certain administrative services to be performed on an ongoing basis on behalf of Phoenix Real Estate Equity Securities Portfolio (the "Portfolio") and the Administrator is in a position to provide such services:

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties hereto agree as follows:

1. Appointment.

     Trust hereby engages and appoints Administrator, and Administrator hereby accepts such appointment, to perform the services hereafter set forth.

2. Services.

     Subject to all direction and control of the Board of Trustees of the Trust, Administrator shall (a) advise and assist on the general operations of the Portfolio; (b) assist in maintaining office facilities (which may be in the offices of Administrator or an affiliate but shall be in such location as Administrator and Trust shall reasonably determine; (c) furnish clerical services, office supplies and stationery; (d) monitor and make recommendations concerning fidelity bond coverage for the Portfolio; (e) monitor compliance with the policies and limitations of the Portfolio as set forth in the Portfolio's Prospectus, Statement of Additional Information, and Trust's Declaration of Trust, provided, however, that the Portfolio's investment adviser shall remain responsible for such compliance responsibilities; and (f) prepare and/or coordinate all material for the Board of Trustees meetings. In providing such services Administrator shall be responsible for all compensation and expenses of employees, agents and consultants employed or retained for such purpose, but in no

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event shall Administrator be responsible for compensation or expenses of the
Portfolio's investment adviser, transfer agent, distributor, or financial agent.

3. Compensation. In consideration of the services provided hereunder the Trust shall pay Administrator a fee, computed daily and payable monthly, at the annual rate of .15% of the average daily net assets of the Portfolio.

4. Proprietary and Confidential Information. Administrator agrees on behalf of itself and its employees, agents and consultants to treat confidentially and as proprietary information of the Trust all records and other information relating to such Portfolio (and to its shareholders) and not to use such records and information for any purpose other than performance of services hereunder without the prior written consent of the Trust.

5. Limitation of Liability. Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement applies, except for such loss as results from willful malfeasance, bad faith or gross negligence on Administrator's part in the performance of its duties under this Agreement. Administrator shall look only to the assets of the Trust for satisfaction of the Trust's obligations under this Agreement, and neither the Trust's shareholders nor the Trustees, nor any of the Trust's officers, employees, agents or consultants, whether past, present or future, shall be personally liable therefor or for any liability under this Agreement. This Agreement has been made by, and on behalf of, the Trust, and the obligations of the Trust under this Agreement are not binding upon the Trustees, shareholders or officers, employees, agents or consultants of the Trust, but are binding only upon the assets and property of the Trust.

6. Non-Recourse. Reference is hereby made to the Declaration of Trust dated December 4, 1995, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed. The name Phoenix Duff & Phelps Institutional Mutual Funds refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Trust shall be held to any personal liability in connection with the affairs of the Trust; only the trust estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Administrator nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Trust or of any successor of the Trust, whether such liability now exists or is hereafter incurred for claims against the trust estate.

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7. Duration and Termination. This Agreement shall become effective as of the date hereof and shall continue in effect from year to year thereafter unless sooner terminated as hereinafter provided, provided such continuance is specifically approved at least annually by the Trust's Board of Trustees including a majority of the Trust's trustees who are not interested persons (as defined in the Investment Company Act of 1940, as amended) or by vote of a majority of the outstanding voting securities of the Trust. This Agreement shall automatically terminate upon its assignment and may be terminated by the Trust at any time upon not less than sixty (60) days written notice to Administrator. This Agreement shall be terminable by Administrator at any time upon not less than sixty (60) day's written notice to the Trust (which notice may be waived by the Trust).

8. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Illinois without reference to its rules regarding choice or conflict of laws.

     IN WITNESS WHEREOF, the parties have hereunto caused these presents to be executed as of the day and year first above written.

                                   PHOENIX DUFF & PHELPS INSTITUTIONAL
                                   MUTUAL FUNDS

                                   By: ________________________________


                                   DUFF & PHELPS INVESTMENT
                                   MANAGEMENT CO.

                                   By: ________________________________